Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Yandex N.V.

We consent to the use of our reports dated April 2, 2020 with respect to the consolidated balance sheets of Yandex N.V. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading ‘Experts’ in the prospectus.

Our report on the consolidated financial statements dated April 2, 2020, refers to the translation of the consolidated financial statements as of and for the year ended December 31, 2019 into United States dollars presented solely for the convenience of the reader.

Our report on the consolidated financial statements refers to a change in accounting for leases due to the adoption of Accounting Standard Codification Topic 842, Leases.

/s/ JSC “KPMG”

Moscow, Russia

June 23, 2020